Filed Pursuant to Rule 433

Final Term Sheet

November 29, 2016

Relating to Preliminary Prospectus Supplement

dated November 29, 2016

Registration Statement No. 333-209704

Time Warner Inc.

$1,500,000,000 3.80% Notes due 2027

Issuer:	Time Warner Inc.
Guarantors:	Historic TW Inc. Home Box Office, Inc. Turner Broadcasting System, Inc.
Securities:	$1,500,000,000 3.80% Notes due 2027 (the “Notes”)
Size:	$1,500,000,000
Maturity Date:	February 15, 2027
Coupon:	3.80%
Interest Payment Dates:	February 15 and August 15, commencing August 15, 2017
Price to Public:	99.615%
Benchmark Treasury:	2.000% due November 15, 2026
Benchmark Treasury Yield:	2.295%
Spread to Benchmark Treasury:	Plus 155 bps
Yield:	3.845%
Make-Whole Call:	Treasury Rate plus 25 bps at any time prior to November 15, 2026 (three months prior to maturity); par call at any time on or after November 15, 2026
Expected Settlement Date:	December 8, 2016 (T+7)
CUSIP/ISIN:	887317BB0 / US887317BB04
Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings, Inc.
Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Mizuho Securities USA Inc.

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Morgan Stanley & Co. LLC

RBS Securities Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

MUFG Securities Americas Inc.

Samuel A. Ramirez & Company, Inc.

Scotia Capital (USA) Inc.

Siebert Cisneros Shank & Co., L.L.C.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 888-603-5847, Citigroup Global Markets Inc. toll free at 800-831-9146, Mizuho Securities USA Inc. toll free at 866-271-7403 and Wells Fargo Securities, LLC toll free at 800-645-3751.